Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Civitas Therapeutics, Inc.

We have audited the accompanying balance sheets of Civitas Therapeutics, Inc., (a development stage enterprise) (the Company) as of December 31, 2012 and 2013, and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ (deficit) equity and cash flows for each of the years then ended and the period from June 17, 2009 (Inception) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Civitas Therapeutics, Inc. (a development stage enterprise) at December 31, 2012 and 2013, and the results of its operations and its cash flows for each of the years then ended and the period from June 17, 2009 (Inception) to December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 12, 2014, except for Note 17(D)

as to which the date is September 15, 2014

CIVITAS THERAPEUTICS, INC.

(A development stage company)

Balance sheets

(In thousands, except share and per share data)

	December 31,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$13,539	$24,052
Prepaid expenses and other current assets	390	146
Deferred tax asset	13	—

Total current assets	13,942	24,198
Property and equipment, net	1,062	2,487
Restricted cash	1,012	1,012
Goodwill	550	550
Intangible assets, net	8,069	7,876

Total assets	$24,635	$36,123

Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$944	$1,297
Accrued liabilities and other	214	2,046
Current portion of deferred rent	52	52

Total current liabilities	1,210	3,395
Deferred rent	104	52
Contingent consideration	15,294	20,549
Deferred tax liability	81	117
Convertible notes	9,043	—
Other long-term liabilities	—	750

Total liabilities	25,732	24,863
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock:
Series A Preferred Stock, $0.001 par value; 28,529,412 shares authorized, issued and outstanding at December 31, 2012 and 2013; (aggregate liquidation preference of $34,229 at December 31, 2013)	31,733	34,069
Series B Preferred Stock, $0.001 par value; 7,270,000 and 28,825,492 shares authorized at December 31, 2012 and 2013, respectively; no shares issued and outstanding at December 31, 2012 and 28,825,492 shares issued and outstanding at December 31, 2013; (aggregate liquidation preference of $41,713 at December 31, 2013)	—	41,543
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 49,270,000 shares authorized at December 31, 2012 and 80,000,000 shares authorized at December 31, 2013; 1,134,469 and 1,556,289 shares issued at December 31, 2012 and 2013, respectively; 967,524 and 1,389,344 shares outstanding at December 31, 2012 and 2013, respectively	1	1
Deficit accumulated during the development stage	(32,831)	(64,353)
Treasury stock, at cost; 166,945 shares at December 31, 2012 and 2013	—	—

Total stockholders’ (deficit) equity	(32,830)	(64,352)

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$24,635	$36,123

See accompanying notes.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

Statements of operations and comprehensive loss

(In thousands, except share and per share data)

	Year ended December 31,		Period from June 17, 2009 (Inception) to December 31,
	2012	2013	2013
Service revenue	$535	$53	$1,043
Operating expenses:
Research and development	9,272	15,526	31,270
General and administrative	2,538	4,812	9,759
Re-measurement of contingent consideration	4,998	5,255	14,476
Amortization of purchased intangible assets	224	193	644

Total operating expenses	17,032	25,786	56,149
Loss from operations	(16,497)	(25,733)	(55,106)
Other income (expense), net:
Interest expense, net	(56)	(2,141)	(2,196)
Loss on extinguishment of convertible notes	—	(534)	(534)
Other	6	10	16

Other income (expense), net	(50)	(2,665)	(2,714)

Loss before provision for income taxes	(16,547)	(28,398)	(57,820)
Provision for income taxes	49	49	117

Net loss	$(16,596)	$(28,447)	$(57,937)

Comprehensive loss	$(16,596)	$(28,447)	$(57,937)

Reconciliation of net loss to net loss applicable to common stockholders:
Net loss	$(16,596)	$(28,447)	$(57,937)
Accretion and dividends on redeemable convertible preferred stock	(2,386)	(3,420)	(7,040)

Net loss attributable to common stockholders—basic and diluted	$(18,982)	$(31,867)	$(64,977)

Net loss per share applicable to common stockholders—basic and diluted	$(22.84)	$(28.13)	$(121.32)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders—basic and diluted	831,025	1,132,798	535,590

See accompanying notes.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

Statements of redeemable convertible preferred stock and stockholders’ (deficit) equity

(In thousands, except share data)

	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Common stock		Additional paid-in capital	Deficit accumulated during the development stage	Treasury stock
	Shares	Amount	Shares	Amount	Shares	Par Value			Shares	Amount	Total
Balance at Inception (June 17, 2009)	—	$—	—	$—	—	$—	$—	$—	—	$—	$—
Issuance of restricted stock (2010)	—	—	—	—	—	—	2	—	—	—	2
Purchase of Company common stock (2010)	—	—	—	—	—	—	—	—	166,945	—	—
Issuance of Series A redeemable convertible preferred stock, net of issuance costs of $349—(2010)	11,764,706	11,415	—	—	—	—	—	—	—	—	—
Issuance of Series A preferred stock, net of issuance costs of $66—(2011)	16,764,706	16,698	—	—	—	—	—	—	—	—	—
Exercise of stock options (2011)	—	—	—	—	1,180	—	1	—	—	—	1
Vesting of restricted stock	—	—	—	—	712,424	1	(1)	—	—	—	—
Share-based compensation expense	—	—	—	—		—	107	—	—	—	107
Accretion and dividends on redeemable convertible preferred stock	—	1,234	—	—		—	(109)	(1,125)	—	—	(1,234)
Net loss	—	—	—	—				(12,894)	—	—	(12,894)

Balance at December 31, 2011	28,529,412	$29,347	—	$—	713,604	$1	$—	$(14,019)	166,945	$—	$(14,018)

Accretion and dividends on redeemable convertible preferred stock	—	2,386	—	—	—	—	(170)	(2,216)	—	—	(2,386)
Vesting of restricted common stock	—	—	—	—	253,920	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	170	—	—	—	170
Net loss	—	—	—	—	—	—	—	(16,596)	—	—	(16,596)

Balance at December 31, 2012	28,529,412	$31,733	—	$—	967,524	$1	$—	$(32,831)	166,945	$—	$(32,830)

Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $185 (includes conversion of debt)	—	—	28,825,492	40,459	—	—	—	—	—	—	—
Accretion and dividends on redeemable convertible preferred stock	—	2,336	—	1,084	—	—	(345)	(3,075)	—	—	(3,420)
Vesting of restricted common stock	—	—	—	—	369,502	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	330	—	—	—	330
Exercise of stock options	—	—	—	—	52,318	—	15	—	—	—	15
Net loss	—	—	—	—	—	—	—	(28,447)	—	—	(28,447)

Balance at December 31, 2013	28,529,412	$34,069	28,825,492	$41,543	1,389,344	$1	$—	$(64,353)	166,945	$—	$(64,352)

See accompanying notes.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

Statements of cash flows

(In thousands)

			Period from June 17, 2009 (Inception) to December 31,
	Year ended December 31,
	2012	2013	2013
Operating activities
Net loss	$(16,596)	$(28,447)	$(57,937)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	687	764	1,993
Share-based compensation expense	170	330	607
Re-measurement of contingent consideration	4,998	5,255	14,476
Non-cash interest expense	57	2,143	2,200
Loss on extinguishment of convertible notes	—	534	534
Gain on disposal of equipment	(6)	—	(6)
Deferred rent	(52)	(52)	24
Deferred taxes	49	49	117
Changes in operating assets and liabilities:
Restricted cash	—	—	(1,012)
Prepaid expenses and other current assets	(348)	238	(146)
Accounts payable and accrued expenses	569	1,860	2,974

Net cash used in operating activities	(10,472)	(17,326)	(36,176)

Investing activities
Proceeds from sale of property and equipment	—	6	6
Purchases of property and equipment	(366)	(1,671)	(2,854)

Net cash used in investing activities	(366)	(1,665)	(2,848)

Financing activities
Proceeds from issuance of preferred stock, net	—	28,739	53,322
Proceeds from convertible notes, net	8,986	—	8,986
Proceeds from issuance of restricted stock	—	—	2
Proceeds from exercise of stock options	—	15	16
Proceeds from other material financing arrangements	—	750	750

Net cash provided by financing activities	8,986	29,504	63,076

Net (decrease) increase in cash and cash equivalents	(1,852)	10,513	24,052
Cash and cash equivalents at beginning of period	15,391	13,539	—

Cash and cash equivalents at end of period	$13,539	$24,052	$24,052

Supplemental disclosures of cash flow information
Equipment additions included in accounts payable and accrued expenses	$43	$368	$368

Issuance of Series A Preferred Stock as consideration for acquisition	$—	$—	$3,530

Conversion of convertible notes for Series B Preferred Stock	$—	$9,000	$9,000

Accretion and dividends on redeemable convertible preferred stock	$2,386	$3,420	$7,040

See accompanying notes

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1. Nature of business

Civitas Therapeutics, Inc. (the Company) was incorporated on June 17, 2009 as a Delaware corporation with operations based in Chelsea, Massachusetts. The Company is a clinical stage biopharmaceutical company dedicated to developing inhaled therapies using the ARCUS® therapeutic technology. The first product candidate using the ARCUS® technology, CVT-301, is focused on treating OFF episodes in patients with Parkinson’s disease.

Liquidity

For the year ended December 31, 2013, the Company incurred a net loss of $28,447, and has a deficit accumulated during the development stage of $64,352 as of December 31, 2013. On September 3, 2013, the Company completed a Series B redeemable convertible preferred stock (Series B Preferred Stock) financing in which it issued 28,825,492 shares of Series B Preferred Stock at $1.41 per share, which included the conversion of outstanding convertible notes into 8,311,862 shares of Series B Preferred Stock, for net proceeds of $28,739.

The Company believes that its cash resources at December 31, 2013, together with the proceeds available from the closing of a Loan and Security Agreement in March 2014 (Note 17), will be sufficient to allow the Company to fund its current business plan and continue as a going concern through at least January 1, 2015. While the Company’s current business plan does not require additional financing prior to January 1, 2015, if the Company is unable to meet its business plan, additional financing will be required to support its planned expenditures. There can be no assurances, however, that the business plan will be achieved or that additional resources, if necessary, will be available on terms acceptable to the Company, or at all. Thereafter, the Company will be required to obtain additional funding in order to continue to fund its operations and intends to pursue a public offering of its common stock to fund future operations. However, if the Company is unable to complete a sufficient public offering in a timely manner it would need to pursue other financing alternatives, such as private financing of debt or equity or collaboration agreements. There can be no assurances, however, that additional funding will be available on terms acceptable to the Company, or at all.

The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty in regulatory approval of product candidates, uncertainty of market acceptance of products, competition from substitute products and larger companies, the need to obtain additional financing, interruptions at the Company’s manufacturing facility, protection of proprietary technology, dependence on third parties and dependence on key individuals.

Since inception, the Company has devoted substantially all of its efforts to research and development, business planning, recruiting management and staff, and raising capital. The Company has not recognized any revenue from its planned principal operations and, as a result, is considered to be in the development stage.

2. Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Use of estimates

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates. The Company utilizes certain estimates in the determination of the fair value of its common stock, share-based compensation, valuation of goodwill, intangible assets, derivatives, and

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

contingent consideration and to record expenses relating to research and development contracts. These contract estimates, which are primarily related to the length of service and stage of each contract, are determined by the Company based on input from internal project management, as well as from third-party service providers.

Cash and cash equivalents

Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase.

Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business in one operating segment. All material long-lived assets of the Company reside in the United States. All revenue recognized was earned in the United States.

Restricted cash

Restricted cash represents cash deposits held in connection with obligations under facility leases or other operating agreements. Amounts are reported as non-current unless restrictions are expected to be released in the next twelve months.

Concentrations of credit risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk. At December 31, 2012 and 2013, substantially all of the Company’s cash was deposited in accounts at one financial institution. The Company maintains its cash, which at times may exceed the federally insured limits, with a large financial institution and, accordingly, the Company believes such funds are subject to minimal credit risk. The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Fair value of financial instruments

The Company accounts for certain of its financial assets and liabilities and non-financial assets and non- financial liabilities at fair value. Accounting standards include disclosure requirements around fair values used for certain financial instruments and establish a fair value hierarchy. The three-tier hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1—Quoted unadjusted prices for identical instruments in active markets.

•	Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all observable inputs and significant value-drivers are observable in active markets.

•	Level 3—Model derived valuations in which one or more significant inputs or significant value-drivers are unobservable, including assumptions developed by the Company.

Property and equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful life of the Company’s assets are periodically reviewed for reasonableness. Changes in useful lives are accounted for prospectively. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment. The estimated useful lives of property and equipment are as follows:

Estimated useful life (years)
Manufacturing equipment	3
Office and computer equipment	3 to 5
Furniture	5
Leasehold improvements	Shorter of useful life or remaining lease term

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Construction in-process is stated at cost, which includes the cost of construction and other direct costs attributable to the recommissioning of the Company’s large-scale equipment and manufacturing facility. No depreciation expense is made on construction-in-process until such time as the relevant assets are completed and put into use.

Business acquisitions

On December 27, 2010, the Company entered into the Asset Purchase and License Agreement (the Alkermes Agreement) with Alkermes, Inc. (Alkermes) in which the Company licensed or acquired from Alkermes certain pulmonary development programs and investigational new drug applications (INDs), underlying intellectual property and laboratory equipment associated with the pulmonary business of Alkermes. The Company’s financial statements include the operations of this acquired business after the completion of the acquisition. The Company accounts for acquired businesses using the acquisition method of accounting. The acquisition method requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date, with limited exceptions, and that the fair value of acquired in-process research and development (IPR&D) be recorded on the balance sheet. Also, transaction costs are expensed as incurred. Any excess of the acquisition consideration over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is re- measured to fair value at each reporting date until the contingency is resolved and changes in fair value are recognized in earnings. The contingent consideration is based upon the fair value of future royalties on net product sales from products developed from licensed technology under the Alkermes Agreement.

Valuation of contingent purchase price consideration

Acquisitions may include contingent consideration payments based on the achievement of certain future development and financial performance measures. The Company estimates the fair value of the contingent consideration based on revenue projections and estimated probabilities of achievement. The Company believes that its estimates and assumptions are reasonable; however, there is significant judgment involved. The Company evaluates, on a routine, periodic basis, the estimated fair value of the contingent consideration and changes in estimated fair value, subsequent to the initial fair value estimate at the time of the acquisition, are reflected in income or expense in the statements of operations. Changes in the fair value of contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and forecasted levels of sales and changes in probability assumptions with respect to the likelihood of achieving the measures. Any changes in the estimated fair value of contingent consideration may have a material impact on the Company’s operating results.

Goodwill

Goodwill represents the excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed. The Company operates in a single reporting unit. The annual test for goodwill impairment is a multiple step process. The first step is a qualitative assessment of operational and financial information to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If so, a two-step process begins with a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then in the second step, the loss is measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all identified assets and liabilities. The Company tests goodwill for impairment annually on October 1st, or when events or circumstances indicate that the fair value may be below the carrying value of the asset. The Company has not recorded any impairments during the years ended December 31, 2012 or 2013 or the period from June 17, 2009 (Inception) to December 31, 2013.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Intangible assets

Intangible assets with finite useful lives consist primarily of purchased developed technology and are amortized on a straight-line basis over their estimated useful lives, which range from 18 to 19 years. The estimated useful lives associated with finite-lived intangible assets are consistent with the estimated lives of the associated patents and may be modified when circumstances warrant. Changes in useful life are accounted for prospectively.

Intangible assets with finite lives are reviewed for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. If the asset becomes impaired, the carrying amount of the related intangible asset is written down to its fair value and an impairment charge would be recognized in the period in which estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company has not recorded any impairments during the years ending December 31, 2012 or 2013 or the period from June 17, 2009 (Inception) to December 31, 2013.

The fair value of IPR&D acquired through a business combination is capitalized as an indefinite-lived intangible asset until the completion or abandonment of the related research and development activities. IPR&D is not amortized, but is tested for impairment annually on October 1st, or when events or circumstances indicate that the fair value may be below the carrying value of the asset. If and when development is complete, which generally occurs when regulatory approval to market a product is obtained, the associated assets would become finite-lived and would then be amortized over their estimated useful lives.

Research and development costs

Costs incurred in the research and development of the Company’s product candidates are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities and include salaries and benefits, preclinical and clinical activities, manufacturing development, scale- up and research-related facility and overhead costs, laboratory supplies and equipment and other contract services. Payments made in advance of services incurred are recorded as prepaid expense.

Revenue

The Company has primarily generated service revenue from research and development grant programs and contracted manufacturing activities.

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. Accordingly, revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists

•	Delivery has occurred or services have been rendered

•	The seller’s price to the buyer is fixed or determinable

•	Collectability is reasonably assured

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s balance sheets. Amounts expected to be recognized as revenue within the twelve months following the balance sheet date are classified as deferred revenue, current portion. Amounts not expected to be recognized as revenue within the twelve months following the balance sheet date are classified as deferred revenue, net of current portion.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Service revenue

The Company generates service revenue through agreements with a non-profit entity, which is recognized using the proportional performance method. The Company also has performed contract manufacturing services for pharmaceutical and biotechnology companies and recognizes revenue under such arrangements upon completion of performance.

Funded research and development

The Company evaluates grants received for the performance of research and development services to assess whether the amounts received should be accounted for as a financing arrangement. The Company considers whether it is obligated to repay any funds received from such parties regardless of the ultimate success of the research and development. In circumstances in which the financial risk has not been transferred to the funding party, the Company accounts for such funds received as a liability.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss equals reported net loss for all periods presented.

Share-based compensation

The Company records share-based compensation for options granted to employees based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the requisite service period. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the fair value of stock options on the date of grant using an option-pricing model is affected by the Company’s common stock price, as well as a number of other subjective variables.

The Company accounts for share-based compensation arrangements with non-employees based upon the fair value of the consideration received or the equity instruments issued, whichever is more reliably measurable. The measurement date for non-employee awards is generally the date performance of services required from the non-employee is complete, resulting in periodic adjustments to share-based compensation during the vesting period for changes in the fair value of the awards. Share-based compensation costs for non-employee service awards are recognized as services are provided, which is generally the vesting period, on a straight-line basis. The unvested portion of the awards are subject to re-measurement over the vesting period.

Net loss per share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares and dilutive common stock equivalents outstanding for the period, determined using the treasury stock method and the if-converted method, for convertible securities, if inclusion of these is dilutive.

Income taxes

The Company provides deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax assets to the amount that will more likely than not be realized.

The Company applies ASC 740, Income Taxes, in accounting for uncertainty in income taxes. The Company does not have any material uncertain tax positions for which reserves would be required. The Company will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

3. Restricted cash

At December 31, 2012 and 2013, the Company had $1,000 of restricted cash in the form of a letter of credit on behalf of Alkermes. The bank requires that the Company maintain this deposit as collateral for the letter of credit, which serves as the security deposit on the lease of the Company’s facility in Chelsea, Massachusetts. The remaining amounts were deposits for various operating activity agreements for corporate matters.

4. Fair value of financial instruments

For financial instruments, including cash, restricted cash, accounts payable and accrued expenses, the carrying amount approximates fair value due to their short-term nature.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. During the twelve months ended December 31, 2012 and 2013, there was no reclassification in financial assets or liabilities between Level 1, 2 or 3 categories.

The following tables set forth by level, within the fair value hierarchy, the Company’s assets and liabilities as of December 31, 2012 and 2013 that are measured at fair value on a recurring basis:

	Balance at December 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash and cash equivalents	$13,539	$13,539	$—	$—

	$13,539	$13,539	$—	$—

Liabilities:
Acquisition—related contingent consideration	$15,294	$—	$—	$15,294
Convertible notes derivative liability	1,668	—	—	1,668

	$16,962	$—	$—	$16,962

	Balance at December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Cash and cash equivalents	$24,052	$24,052	$—	$—

	$24,052	$24,052	$—	$—

Liabilities:
Acquisition—related contingent consideration	$20,549	$—	$—	$20,549

	$20,549	$—	$—	$20,549

The valuation technique used to measure the fair value of the contingent consideration is based on a probability-weighted discounted cash flow model. This method estimates the fair value of the liability based on the present value of its future economic costs and is predicated upon estimates of future net sales of the Company’s products that would result in royalties owed to Alkermes (Note 12). Significant assumptions incorporated within the estimates of future net sales include the estimated usage of the Company’s products, the estimated selling prices of the Company’s products, and the discount rate to be applied over the royalty periods.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The Company entered into a convertible note financing (Note 11) that was deemed to include an embedded derivative related to the conversion option within the convertible notes. The embedded derivative was required to be bifurcated from the host instrument because the derivative was not clearly and closely related to the host instrument. The Company determined the fair value of its embedded derivative on the date of issuance and at the end of each reporting period. The Company classified the embedded derivative with its convertible notes within the balance sheet and changes in the fair market value are included in interest expense. The valuation technique used to measure the convertible notes derivative liability was a probability-weighted discounted cash flow model predicated upon the estimated probability of the Company completing its next Qualified Financing, as defined in the Note Purchase Agreement for the convertible notes, subsequent to the issuance of the convertible notes.

Each of these liabilities will be re-measured at each reporting period until settlement.

Level 3 changes:

The following is a reconciliation of the beginning and ending balances for the contingent consideration measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the periods ending December 31, 2012 and 2013:

Balances at December 31, 2011	$10,296
Change in fair value of contingent consideration	4,998

Balances at December 31, 2012	15,294
Change in fair value of contingent consideration	5,255

Balances at December 31, 2013	$20,549

The following is a reconciliation of the beginning and ending balances for the convertible notes derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the periods ending December 31, 2012 and 2013:

Balances at December 31, 2011	$—
Issuance of convertible notes with embedded derivative at fair value of the derivative liability	1,630
Change in fair value of derivative liability	38

Balances at December 31, 2012	1,668
Change in fair value of derivative liability	682
Settlement of the derivative liability	(2,350)

Balances at December 31, 2013	$—

During the year ended December 31, 2013, the Company did not change any of the valuation techniques used to measure its liabilities at fair value.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

5. Property and equipment

Property and equipment consists of the following as of December 31, 2012 and 2013:

	December 31,
	2012	2013
Manufacturing equipment	$948	$1,177
Office and computer equipment	138	242
Furniture	25	26
Leasehold improvements	729	734
Construction in-process	—	1,657

Total property and equipment	1,840	3,836
Accumulated depreciation	(778)	(1,349)

Property and equipment, net	$1,062	$2,487

Depreciation expense was $463, $571 and $1,349 for the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013, respectively.

6. Intangible assets and goodwill

Intangible assets related to acquired developed and in-process technologies reflect the estimated fair value of the rights acquired through the Alkermes Agreement (Note 12). Acquired developed technologies are finite- lived intangible assets and are being amortized over their estimated lives ranging from 18 to 19 years.

The excess of the total acquisition consideration over the fair value amounts assigned to the assets acquired and the liabilities assumed represents the goodwill amount resulting from the acquisition. There have been no changes in the carrying amount of goodwill since the acquisition.

The gross carrying amounts and net book values of our intangible assets were as follows:

	Cost	Accumulated amortization	Net book value
As of December 31, 2012
ARCUS Platform—Device IO	$2,430	$(272)	$2,158
ARCUS platform—Formulation IP	1,160	(179)	981
CVT—301 Project (indefinite-lived)	4,930	—	4,930

Total	$8,520	$(451)	$8,069

As of December 31, 2013
ARCUS Platform—Device IO	$2,430	$(407)	$2,023
ARCUS platform—Formulation IP	1,160	(237)	923
CVT—301 Project (indefinite-lived)	4,930	—	4,930

Total	$8,520	$(644)	$7,876

Amortization was $224, $193 and $644 for the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013, respectively.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

As of December 31, 2013, future estimated amortization expense is as follows:

Future amortization expense
Year ending December 31,
2014	$193
2015	193
2016	193
2017	193
2018	193
2019 and thereafter	1,981

$2,946

7. Accrued expenses

The components of accrued expenses as of December 31, 2012 and 2013 are as follows:

	December 31,
	2012	2013
Research and development expenses	$—	$1,203
Employee vacation	97	177
Severance	—	334
Bonus	—	148
Other	117	184

Total	$214	$2,046

On June 17, 2013, the Company amended and restated the employment agreement with Mr. Glenn Batchelder, former Chief Executive Officer (CEO), to include several additions to Mr. Batchelder’s compensation package. As part of these additions, Mr. Batchelder earned a special bonus calculated as $54 upon the occurrence of the Series B Preferred Stock financing on September 3, 2013 (Note 8) and a retention bonus of $94 for remaining employed with the Company until the occurrence of the financing. In addition, the restated agreement added termination benefits, including nine months continued salary after termination and reimbursement of certain of Mr. Batchelder’s costs for eighteen months after termination. In the fourth quarter of 2013, the Company deemed it probable that the termination costs would be paid to Mr. Batchelder. All compensation, bonus, and severance costs associated with the restated employment agreement were expensed and accrued at December 31, 2013.

8. Stockholders’ (deficit) equity

Common stock

Each share of common stock is entitled to one vote. The holders of record of the shares of common stock, exclusively and as a separate class, shall be entitled to elect one director of the Company. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. On December 22, 2010, the Company executed a stock split of 3.526945 shares issued for every 1 common share issued (with no fractional shares issued). All share numbers listed as issued prior to this date have been adjusted to reflect the number of shares issued post the stock split.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The Company executed a one-for-4.237 reverse stock split of its issued and outstanding common stock on September 12, 2014. All share and per share amounts related to issued and outstanding common stock and outstanding options exercisable for common stock included in these financial statements and notes to the these financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split, including reclassifying an amount equal to the reduction in par value of common stock to deficit accumulated during the development stage.

Restricted common stock

At various dates in 2009 and 2010, the Company issued an aggregate of 1,746,958 shares of restricted common stock to its employee and non-employee founders at a fair value of $0.04 per share, which represented the fair value of the Company’s common stock as determined by management and the Board of Directors on the dates of issuance.

These awards of restricted common stock were not made under the 2010 Stock Incentive Plan, but are subject to transfer restrictions and are subject to repurchase by the Company and, therefore, not accounted for as outstanding until they vest. On December 22, 2010, the Company repurchased 166,945 non-vested shares from one of its founders at cost. These shares are classified as treasury stock as of December 31, 2012 and 2013.

The following is a summary of restricted common stock activity outside of the 2010 Stock Incentive Plan:

	Number of shares	Weighted- average grant date fair value
Non-vested shares at December 31, 2012	613,669	$0.04
Issued	—	—
Vested	(369,502)	$0.04
Forfeited	—	—

Non-vested shares at December 31, 2013	244,167	$0.04

The total fair value of shares vested was $357, $609 and $1,337 for the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013, respectively.

Redeemable convertible preferred stock

Redeemable convertible preferred stock consisted of the following as of December 31, 2012 and 2013:

	Issuance Date	Preferred shares issued and outstanding	Carrying value December 31, 2012	Carrying value December 31, 2013
Series A	December 27, 2010	11,764,706	$13,485	$14,470
	April 15, 2011	2,500,000	2,812	3,019
	December 20, 2011	14,264,706	15,436	16,580
Series B	September 3, 2013	28,825,492	—	41,543

Total		57,354,904	$31,733	$75,612

On December 27, 2010, the Company completed a Series A redeemable convertible preferred stock (Series A Preferred Stock) financing and issued 11,764,706 shares of Series A Preferred Stock at $1 per share, for gross proceeds of approximately $11,764.

On April 15, 2011, the Company completed a second closing of the Series A Preferred Stock financing and issued 2,500,000 shares of Series A Preferred Stock at $1 per share, for gross proceeds of approximately $2,500 from a new investor.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The Series A Preferred Stock purchase investors also agreed to purchase up to an additional 14,264,706 shares of Series A Preferred Stock in one subsequent closing, at a fixed price of $1 per share, subject to the Company’s attainment of certain milestones. The Company concluded that the forward purchase contract was an embedded feature that was not legally detachable and did not require separate accounting treatment. The milestones were met and the final tranche was closed on December 20, 2011 where the then current investors purchased 14,264,706 shares of Series A Preferred Stock at $1 per share, for gross proceeds of approximately $14,264.

On September 3, 2013, the Company completed a Series B Preferred Stock financing and issued 28,825,492 shares of Series B Preferred Stock at $1.41 per share. Of the 28,825,492 shares issued, 20,513,630 shares were sold for proceeds of $28,924, while 8,311,862 shares were issued at a value of $11,720 as a result of the conversion of the convertible notes plus accrued interest (Note 11).

The Company assessed all terms and features of the Preferred Stock in order to identify any potential embedded features that would require bifurcation or any beneficial conversion features. As part of this analysis, the Company assessed the economic characteristics and risks of its Preferred Stock, including conversion and liquidation features, as well as dividend and voting rights. Based on the Company’s determination that its Preferred Stock is an “equity host,” the Company determined that all features of the Preferred Stock are most clearly and closely associated with an equity host, and, although the Preferred Stock includes conversion features, such conversion features do not require bifurcation as a derivative liability.

The Series A Preferred Stock and Series B Preferred Stock, herein referred to as Preferred Stock, have the following rights and preferences:

Voting

Preferred stockholders are entitled to a number of votes equal to the number of whole shares of common stock into which the Preferred Stock is convertible on the date of record. Holders of the Preferred Stock shall vote together with the holders of common stock as a single class, except for the election of the Board of Directors. For such election, the preferred stockholders shall vote exclusively as a separate class to elect six directors. Any remaining director(s) of the Company shall be elected by the holders of common stock and the preferred stockholders voting as a single class.

The approval of 68% of the outstanding shares of Preferred Stock is required for certain events that may impact the rights and preferences of the preferred stock, including to liquidate, wind up or dissolve the business, increase or decrease the number of shares of preferred or common stock to be issued, amend any provision of the certificate of incorporation, purchase or redeem or pay or declare dividends on shares of capital stock, authorize any debt security exceeding $1,000 or adopt or amend equity-based compensation plans.

Dividends

Dividends accrue on Preferred Stock from and after the date of issuance at a rate of $0.08 and $0.1128 per annum per share of Series A and Series B Stock, respectively, whether or not declared by the Company’s Board of Directors and are cumulative. Such dividends shall be payable only when, as, and if declared by the Company’s Board of Directors. For the period from June 17, 2009 (Inception) to December 31, 2013, no dividends have been declared or paid.

Liquidation preference

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of the then-outstanding Preferred Stock shall receive distribution, before any payment shall be made to the holders of common stock, the greater of (1) Original Issue Price, which is $1 per share for Series A Preferred Stock and $1.41 per share for Series B Preferred Stock, plus any accrued, but unpaid, dividends whether or not declared, or (2) such amount per share of Preferred Stock payable as if converted into common stock. After the payment of any preferential amount to the preferred stockholders, any remaining assets of the Company shall be distributed ratably among the holders of common stock. If the assets to be

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

distributed to the holders of the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets legally available for distribution shall be distributed first to the Series B Preferred Stock holders and then the remaining funds shall be distributed to the Series A Preferred Stock holders.

Conversion

Each share of Preferred Stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the initial Conversion Price, which is $1 per share for Series A Preferred Stock and $1.41 per share for Series B Preferred Stock, by the conversion price in effect at the time of conversion. The initial Conversion Price of the Preferred Stock is subject to adjustment upon the occurrence of certain events, such as stock splits and stock dividends. Conversion is mandatory upon the closing of a firm-commitment underwritten public offering in which the public offering price equals or exceeds $4.23 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock) and the gross proceeds are not less than $50,000 or at the date and time or the occurrence of an event specified by vote or written consent of the holders of at least 68% of the then-outstanding shares of Preferred Stock.

Redemption

Upon delivery of notice in writing on or after September 3, 2017 by the holders of at least 68% of the then outstanding Preferred Stock voting together as a single class and not as separate series, and on an as-converted basis, requesting all shares of Preferred Stock be redeemed, the Company will be required to redeem each share of Preferred Stock. The redemption price shall be equal to the applicable Original Issue Price per share plus accrued but unpaid dividends on such shares, whether or not declared or such amount per share of Preferred Stock payable as if converted into common stock.

Stock incentive plan

The Company’s 2010 Stock Incentive Plan (2010 Plan) provides for the issuance of a total of 2,159,539 shares of common stock in the form of incentive stock options, non-qualified stock options, restricted stock, restricted stock units and other stock-based awards to directors, officers, employees, advisors and consultants of the Company as of December 31, 2013.

Generally, stock options are granted at not less than fair value as determined by the Board of Directors, expire no later than ten years from the date of grant, and vest over various periods not exceeding four years. At December 31, 2013, 60,826 shares were available for future grant under the 2010 Plan.

The following is a summary of activity under the 2010 Plan:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2012	617,053	$1.04	9.1	$300
Granted	1,480,479	$1.69
Exercised	(52,318)	$0.28
Cancelled or forfeited	—	—

Outstanding at December 31, 2013	2,045,214	$1.55	9.3	$1,027

Exercisable at December 31, 2013	381,201	$1.22	8.5	$310

Vested or expected to vest at December 31, 2013	1,872,453	$1.53	9.3	$975

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The fair values of options granted to employees and non-employees in 2012 and 2013 were calculated using the following estimated weighted-average assumptions:

	December 31,
	2012	2013
Risk-free interest rate	1.07%	1.79%
Expected dividend yield	—%	—%
Expected volatility	65%	69%
Expected term (years)	6.4	6.4

The weighted average grant date fair value of options granted during the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013 was $0.84, $1.08 and $0.94 per share, respectively.

The expected term utilized in the Black-Scholes option-pricing model for employees was determined according to the simplified method which reflects the average of the vesting tranche dates and the contractual term. For non-employee options the contractual term was utilized for expected term. As there has been no public market for the Company’s common stock, the Company has determined the volatility for options granted based on an analysis of reported data for a representative group of companies that issued options with substantially similar terms. The risk-free rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities consistent with the expected term of the options. The Company has not paid, and does not anticipate paying, cash dividends on shares of common stock; therefore, the expected dividend yield is assumed to be zero. The Company estimates forfeitures at the time of grant and revises the estimates in subsequent periods if actual forfeitures differ from the estimates.

The following table summarizes the share-based compensation expense for stock options and restricted common stock granted to employees and non-employees that was recorded in the Company’s statements of operations for the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013:

	December 31,		Period from June 17, 2009 (Inception) to December 31,
	2012	2013	2013
Research and development	$127	$167	$389
General and administrative	43	163	218

Total share-based compensation expense	$170	$330	$607

As of December 31, 2013, there was $1,623 of total unrecognized compensation cost related to non- vested equity awards. Total unrecognized compensation cost will be adjusted for future changes in forfeitures, if any. The Company expects to recognize that cost over a remaining weighted-average period of 3.0 years.

The total intrinsic value of options exercised during the year ended December 31, 2013 and the period from June 17, 2009 (Inception) to December 31, 2013 was $75 and $76, respectively. No options were exercised during the year ended December 31, 2012. The intrinsic value is calculated as the difference between the fair value and the exercise price of the shares at the date of exercise.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Shares reserved for future issuance

The Company has reserved the following shares of common stock, for the potential conversion of outstanding Preferred Stock, vesting of restricted common stock, exercise of warrants to purchase redeemable convertible preferred stock and the exercise of stock options as of December 31, 2013:

Conversion of Series A Preferred Stock	6,733,397
Conversion of Series B Preferred Stock	6,803,274
Vesting of restricted stock	244,167
Options to purchase common stock	2,106,040

Total	15,886,878

9. Income taxes

The Company recorded a provision for income taxes of $49, $49 and $117 for the years ended December 31, 2012 and 2013 and the period from June 17, 2009 (Inception) to December 31, 2013, respectively. The income tax provision is comprised of the following:

	December 31,		Period from June 17, 2009 (Inception) to December 31,
	2012	2013	2013
Current provision
Federal	$—	$—	$—
State	—	—	—

Total current	—	—	—

Deferred provision
Federal	39	39	94
State	10	10	23

Total deferred	49	49	117

Total provision	$49	$49	$117

The deferred tax provision for 2012 and 2013 is the result of amortization for tax purposes of indefinite-lived intangible assets and tax-deductible goodwill for which there is no corresponding book deduction. This results in a deferred tax liability, the reversal of which cannot be forecasted and therefore cannot be used as a source of income to reduce the Company’s valuation allowance on deferred tax assets.

As of December 31, 2012 and 2013, the Company had federal net operating loss carryforwards of approximately $18,718 and $38,705, respectively, and state net operating loss carryforwards of approximately $18,423 and $38,185, respectively, which may be available to offset future taxable income and which expire at various dates through 2033. As of December 31, 2012 and 2013, the Company also had federal and state research and development tax credit carryforwards of approximately $269 and $1,165, respectively. The federal and state research and development tax credits begin to expire in 2026. The net operating losses and research and development credits are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. These tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not, as yet, conducted a study to determine if any such changes have occurred that could limit its ability to use the net operating losses and tax credit carryforwards.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

The significant components of the Company’s deferred tax assets and deferred tax liabilities consist of the following at December 31, 2012 and 2013:

	2012	2013
Net operating loss carryforwards	$7,337	$15,176
Tax credits	269	1,165
Contingent consideration	3,622	5,651
Embedded derivative	640	—
Depreciation	110	199
Intangibles	132	175
Other temporary differences	301	301

Gross deferred tax assets	12,411	22,667
Valuation allowance	(11,771)	(22,667)

Net deferred tax assets	$640	$—

Deferred tax liabilities
Convertible notes	$(640)	$—
Goodwill	(7)	(12)
IPR&D asset	(61)	(105)

Total gross deferred tax liabilities	(708)	(117)

Net deferred tax liabilities	$(68)	$(117)

ASC 740 requires a valuation allowance to reduce the deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company has recorded a valuation allowance of $11,771 and $22,667 at December 31, 2012 and 2013, respectively, because the Company has determined that it is more likely than not that these assets will not be fully realized. The increase in the overall valuation allowance relates primarily to U.S. operating losses for which the Company currently provides no tax benefit.

As of December 31, 2012 and 2013, the Company had a net deferred tax liability of $68 and $117, respectively. This net deferred tax liability is the result of the difference in accounting for IPR&D assets and goodwill which are amortizable over 15 years for tax purposes, but not amortized for book purposes. These deferred tax liabilities cannot be used as sources of income to reduce the valuation allowance against the Company’s deferred tax assets since they relate to indefinite-lived assets and reversal of these liabilities cannot be anticipated.

A reconciliation of income tax expense computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	December 31,
	2012	2013
Federal income tax expense at statutory rate	34.0%	34.0%
State income tax, net of federal benefit	5.2%	4.7%
Permanent differences	(0.5)%	(3.6)%
Research and development credit	0.6%	3.1%
Change in valuation allowance	(39.6)%	(38.4)%

Effective income tax rate	(0.3)%	(0.2)%

On June 17, 2009 (Inception), the Company adopted the provision for uncertain tax positions under ASC 740-10. The Company had no uncertain positions or unrecorded liabilities for uncertain tax positions upon adoption and the adoption did not have an impact on the Company’s balance sheet or retained earnings. As of December 31, 2012 and 2013, the Company has no recorded liabilities for uncertain tax positions.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Interest and penalty charges, if any, related to uncertain tax positions would be classified as income tax expense in the accompanying consolidated statements of operations. As of December 31, 2012 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The statute of limitations for assessment by the Internal Revenue Service (IRS) and state tax authorities remains open for all tax years. The Company files income tax returns in the United States and Massachusetts. There are currently no federal or state audits in progress.

10. Commitments and contingencies

Leases

In January 2011, the Company entered into a sublease for its facility in Chelsea, Massachusetts. The sublease is with Alkermes, a related party (Note 12). The sublease term ends in December 2015. The sublease includes a free rent period, and the rent expense is being recognized on a straight-line basis over the sublease term. The sublease agreement provides for two five-year extensions upon the completion of the sublease term. For each extension period, the economic terms of the sublease will be determined by a process set forth in the sublease, and we will be required to provide a letter of credit in an amount equal to the full five-year lease obligation for each extension period.

As of December 31, 2013, the future minimum lease payments under the non-cancelable operating lease are as follows:

Year ending December 31,
2014	$722
2015	722

Total	$1,444

Rent expense for the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013, was $670, $670 and $2,017, respectively.

License agreement

The Company has a license agreement to a portfolio of patents from the Massachusetts Institute of Technology (MIT). Pursuant to the terms of the license agreement, the Company agreed to make minimum annual payments to the university. The minimum annual payments are $100 for each year starting upon the assignment of the license in 2010 and ending when the patents expire in 2017. The Company is obligated to pay royalties on the commercial sale of such licensed product through the end of 2017 or when the patents expire. The Company has included license expense as a component of research and development expense in the amounts of $100, $100 and $300 for the years ended December 31, 2012 and 2013 and for the period from June 17, 2009 (Inception) to December 31, 2013, respectively.

Contingencies

The Company has certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a reserve for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. There were no contingent liabilities accrued as of December 31, 2012 or 2013.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

11. Convertible notes

On December 19, 2012, the Company issued convertible notes (the Notes) to the Preferred Stock investors for $9,000. These Notes held a 6% annual interest rate and were due and payable by the Company on demand by election of 66% of the holders of the Notes (the Majority Note Holders) at any time after December 18, 2013, unless converted to shares of the Company’s stock prior to such date. Under the terms of the Notes, the principal and unpaid accrued interest of the Notes would automatically convert upon the occurrence of the Company’s next Qualified Financing, one that involves at least one bona fide venture capital or institutional investor who is not a stockholder of the Company and results in at least $10,000 in aggregate gross proceeds. Upon written election of the Majority Note Holders, a financing not meeting such criteria would also qualify as a Qualified Financing.

On September 3, 2013, the Company completed the Series B Preferred Stock financing, which constituted a Qualified Financing, and the principal and unpaid accrued interest of the Notes automatically converted to shares of Series B Preferred Stock at a conversion price equal to 80% of the price paid per share in the financing.

The Company concluded that the feature which provided for the settlement of the Notes in shares of the Company’s stock was an embedded derivative as it was not clearly and closely related to the debt host, which was the Notes. As a result, the Company bifurcated the embedded derivative and calculated its fair value at issuance to be $1,630. The value of the derivative and accrued interest were included in the total value of the Notes on the balance sheet at December 31, 2012. For the years ended December 31, 2012 and 2013, and for the period from June 17, 2009 (Inception) to December 31, 2013, the Company recorded a change in the fair value of the embedded derivative of $38, $682, and $720, respectively. These changes have been recorded as a component of interest expense in each respective period.

The conversion of the Notes into Series B Preferred Stock was treated as an extinguishment of the Notes and embedded derivative. The Notes and embedded derivative were removed at their carrying amounts, after a final adjustment to fair value on September 3, 2013. The shares of Series B Preferred Stock issued upon conversion of the Notes were recorded at fair value. The difference between the carrying amount of the Notes and embedded derivative and the fair value of Series B Preferred Stock issued of $534 was recorded as a loss on the extinguishment of the Notes.

12. Alkermes agreement

On December 27, 2010, the Company entered into the Alkermes Agreement, in which the Company licensed or acquired from Alkermes certain pulmonary development programs and INDs, underlying intellectual property and laboratory equipment associated with the pulmonary business of Alkermes. The assets acquired includes (i) patents, patent applications and related know-how and documentation; (ii) a formulation of inhaled L-dopa; (iii) several other pulmonary development programs and INDs, which are part of the platform device and formulation IP; (iv) instruments, laboratory equipment and apparatus; and (v) inhalers, inhaler molds, tools, and the associated assembled equipment. In addition, the Company signed the sublease for the facility where the Alkermes operations were housed in Chelsea, Massachusetts. The Company considered these programs, intellectual property and laboratory equipment to be an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return directly to investors and participants. These items were considered by the Company to be inputs and processes that could be managed as a business by a market participant and was therefore accounted for as a business combination.

Under the terms of the Alkermes Agreement, the Company will also pay to Alkermes royalties for each licensed product as follows: (i) for all licensed products sold by the Company, the Company will pay Alkermes a mid-single digit percentage of net sales of such licensed products and (ii) for all licensed products sold by a Company collaboration partner, the Company will pay Alkermes the lower of a mid-single digit percentage of net sales of such licensed products in a given calendar year or a percentage in the low-to-mid-double digits of all collaboration partner revenue received in such calendar year. Notwithstanding the foregoing, in no event shall the royalty paid be less than a low-single digit percentage of net sales of a licensed product in any calendar year.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

13. Defined contribution plan

The Company has a 401(k) defined contribution plan (the 401(k) Plan) for substantially all of its employees. Eligible employees may make pretax contributions to the 401(k) Plan up to statutory limits. At the election of the Board of Directors, the Company may elect to match employee contributions, but did not as of December 31, 2012 and 2013 or for the period from June 17, 2009 (Inception) to December 31, 2013.

14. Revenue

In 2011, the Company received a $313 grant to fund research and development services from the Michael J. Fox Foundation for Parkinson’s Research (MJFF). Revenues recognized under this award have been recorded as service revenue during the years ended December 31, 2012 and 2013.

The Company recognized additional revenues under arrangements to perform manufacturing services of $275 and $730 for the year ended December 31, 2012 and for the period from June 17, 2009 (Inception) to December 31, 2013, respectively.

15. Other material arrangements

In June 2013, the Company received a new award from MJFF for $1,000. Within the terms of the award, a repayment provision will require the Company to return payment to MJFF for the $1,000 of research and development funding received upon attaining specific levels of future product sales, or if the Company elects to suspend or cancel further product development.

The award was determined to be a financing arrangement in substance and has been recorded as a non- current monetary liability as of December 31, 2013. The Company recognizes the liability when cash is received from MJFF upon completion of predetermined milestones. As of December 31, 2013, a total of $750 has been received and recognized as an other long-term liability.

16. Net loss per share

Because the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share.

The following potentially dilutive securities outstanding, prior to the use of the treasury stock method or if- converted method, have been excluded from the computation of diluted weighted-average shares outstanding, because such securities had an antidilutive impact due to the losses reported:

	As of December 31,
	2012	2013
Options to purchase common stock	617,053	2,045,214
Conversion of redeemable convertible preferred stock	6,733,397	13,536,671
Unvested restricted stock	613,669	244,167
Convertible notes	1,062,072	—

Total	9,026,191	15,826,052

17. Subsequent events

The Company considers events or transactions that occur after the balance sheet date, but prior to the issuance of the financial statements, to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through the date these financial statements were issued.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

A.	Senior secured credit facility (unaudited)

On March 21, 2014, the Company entered into a Loan and Security Agreement (the senior secured credit facility) with Oxford Finance LLC and Silicon Valley Bank (the Lenders) and made an initial draw of $5,000. The initial draw will require monthly amortization payments commencing on May 1, 2015. A second draw of up to $15,000 was available to the Company through September 30, 2014, subject to the satisfaction of certain conditions, including a determination by the Board of Directors to proceed with a CVT-301 Phase 3 clinical trial. Interest on the initial draw will accrue at the rate of 7.95% per annum, payable monthly. All outstanding principal, plus a 6% final interest payment, will be due and payable on October 1, 2017. The senior secured credit facility draws are subject to a prepayment fee of 3% in the first year, 2% in the second year and 1% in the third year. In conjunction with the senior secured credit facility, the Company incurred issuance costs of $211.

In connection with the initial $5,000 draw, the Company issued to the Lenders warrants to purchase 106,383 shares of Series B Preferred Stock at an exercise price of $1.41 per share. The warrants expire in March 2024. If the Company makes the second draw under the senior secured credit facility, the Lenders will receive a proportionate amount of additional warrants.

Future principal payments on the initial draw are as follows:

Year ending December 31,
2015	$1,238
2016	1,984
2017	1,778

Total debt principal payments	$5,000

B.	Expansion of stock incentive plan and adoption of equity-based compensation plans (unaudited)

In January, 2014 and August, 2014, the Company’s Board of Directors and Company’s shareholders increased the options available to issue under the plan to a total of 3,482,313 shares. As of September 12, 2014, there were no shares remaining to be issued under this plan.

On September 12, 2014, the Company’s Board of Directors and the Company’s shareholders adopted its 2014 Equity Incentive Plan (2014 Plan), which will replace the 2010 Plan. The 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units, stock appreciation rights and other stock-based awards to directors, officers, employees, advisors and consultants of the Company.

The Company has initially reserved 1,760,000 shares of its common stock for the issuance of awards under the 2014 Plan. The 2014 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2015, by four percent of the outstanding number of shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Company’s Board of Directors.

On September 12, 2014, the Company’s Board of Directors and the shareholders adopted its 2014 Employee Stock Purchase Plan (2014 ESPP), which will become effective on a date determined by the Company’s Board of Directors. Once effective, the 2014 ESPP will enable eligible employees to purchase shares of the Company’s common stock at a discount following the date of the offering.

The 2014 ESPP authorizes the initial issuance of up to a total of 576,945 shares of the Company’s common stock to participating eligible employees. Unless otherwise determined by the administrator of the 2014 ESPP, the first offering will begin on the first business day in January and July of each year.

CIVITAS THERAPEUTICS, INC.

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

(In thousands, except share and per share data)

C.	Series C Preferred Stock (unaudited)

On August 22, 2014, the Company completed a Series C Preferred Stock financing and issued 17,000,000 shares at $3.25 per share for gross proceeds of approximately $55,250.

In connection with the Company’s August 2014 Series C Preferred Stock financing, the following changes occurred in the rights and preferences of the Company’s capital stock as the Series C Preferred Stock has rights and preferences senior to the Preferred Stock.

For voting, the approval of a majority of the then outstanding shares of Series C Preferred Stock and the Preferred Stock, together as a single class and not as separate series and on an as-converted basis, is required for certain events that may impact the rights and preferences of the preferred stock or common stock to be issued, amend any provisions of the certificate of incorporation, purchase or redeem or pay or declare dividends on shares of capital stock, authorize any debt security exceeding $1,000 or adopt or amend equity-based compensation plans.

In the event of a liquidation or dissolution or winding-up of the Company, including a change in control, the holders of the Series C Preferred Stock have preference to the assets of the Company equal to the greater of (1) the Original Issue Price, $3.25 per share for Series C Preferred Stock, plus any accrued, but unpaid dividends, whether or not declared or (2) such amount per share of Series C Preferred Stock payable as if converted into common stock. Dividends accrue from and after the date of issuance at a rate of $0.26 per annum per share of Series C Preferred Stock whether or not declared by the Company’s Board of Directors and are cumulative.

If assets of the Company to be distributed to the holders of the Series C Preferred Stock and the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets legally available for distribution shall be distributed first to the Series C Preferred holders and then the remaining funds shall be distributed to the Series B Preferred Stock holders and then the remaining funds shall be distributed to the Series A Preferred Stock holders and then the remaining funds shall be distributed to the common stockholders.

Conversion is mandatory upon the closing of a firm-commitment underwritten public offering in which the public offering price equals or exceeds $3.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the common stock) and the gross proceeds are not less than $50,000 or at the date and time or the occurrence of an event specified by vote or written consent of the holders of at least a majority of the then-outstanding shares of Series C Preferred Stock and Preferred Stock, together as a single class. The Series C Preferred Stock is convertible into a number of fully paid shares of common stock as determined by dividing the initial Conversion Price, which is $3.25 per share, by the conversion price in effect at the time of conversion.

Upon delivery of notice in writing on or after August 22, 2017 by holders of at least a majority of the Series C Preferred Stock and Preferred Stock, voting together as a single class and not as a separate series and on an as- converted basis, the Company will be required to redeem each share of preferred stock.

D.	Reverse Stock Split

The Company executed a one-for-4.237 reverse stock split of its issued and outstanding common stock on September 12, 2014. All share and per share amounts related to issued and outstanding common stock and outstanding options exercisable for common stock included in these financial statements and note to the these financial statements have been retroactively adjusted for all periods presented to reflect the reverse stock split, including reclassifying an amount equal to the reduction in par value of common stock to deficit accumulated during the development stage.